Exhibit 3.3

SECOND AMENDED AND RESTATED
START-UP LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED START-UP LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into this 25th day of August, 2017 (the “Effective Date”) by and between CAROLINA COMPLETE HEALTH NETWORK, INC. (f/k/a Formation Subsidiary, Inc.), a Delaware corporation (“Borrower”), and CENTENE CORPORATION, a Delaware corporation (“Lender” and together with Borrower, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Borrower and Lender are parties to that certain Amended and Restated Loan and Security Agreement dated January 10, 2017 (as in effect immediately prior to the date hereof, the “January Loan Agreement”), pursuant to which Lender has made available to Borrower a multiple advance term loan (the “Initial Loan”) in the amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that, subject to the terms and conditions of the January Loan Agreement, the amount of the Initial Loan may be increased to an amount of up to Four Million Dollars ($4,000,000);

WHEREAS, pursuant to the January Loan Agreement, Lender has agreed to make available to Borrower an additional multiple advance term loan in the amount of Three Million Dollars ($3,000,000), provided, however, that in the sole discretion of Lender, as provided below, the amount may be increased to Four Million Dollars ($4,000,000) (the “Secondary Loan”), which loan would be made available to Borrower solely upon the expiration of the Initial Loan Commitment Period and the satisfaction of certain conditions as set forth in more detail herein; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Lender is willing to amend and restate the January Loan Agreement, in its entirety, to make the Secondary Loan available to Borrower on the terms set forth herein, and to continue to make funds available to Borrower under the Initial Loan.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to such terms as set forth below:

“Additional Contribution” has the meaning set forth in the Partnership Agreement.

“Adjusted Retained Net Offering Proceeds” means the amount of the (a) Retained Net Offering Proceeds reduced by (b) any Retained Net Offering Proceeds that have been or are concurrently applied to (i) fund any Additional Contributions or Reserve Contributions, or (ii) repay principal owed by Borrower to Lender under the Start-Up Loans or the Loan and Security Agreement.

“Advance” means an advance of immediately available funds by Lender to Borrower in accordance with Section 2.1 or Section 2.3; provided that, for the avoidance of doubt, any and all advances previously made to Borrower under the January Loan Agreement shall be deemed to be an Advance made under the Initial Loan in accordance with Section 2.1 of this Agreement.

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Loan Commitment Termination Date” means the Secondary Loan Commitment Termination Date or, in the event that the Initial Loan Commitment Period terminates pursuant to a Failed Transaction Termination Event, the Initial Loan Commitment Termination Date.

“Approved Acquisition” means Borrower’s acquisition of the Partnership Interest in HoldCo and responding to future capital calls in respect of the Partnership Interest in HoldCo.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Borrower Change of Control” means any transaction or series of related transactions (including without limitation, any purchase, acquisition, sale, transfer, distribution, merger, issuance of Stock, combination, reorganization, consolidation or similar event) that would, directly or indirectly, result in (a) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Borrower or NCMS; (b) NCMS ceasing to own and control, of record and beneficially, Stock representing at least fifty percent (50%) of the issued and outstanding Stock and, unless waived in writing by Lender, at least fifty percent (50%) of the voting power of the equity owners of Borrower; or (c) the issuance to and/or acquisition of Borrower’s Stock by any Person other than NCMS, an Investor or a Subscribing FQHC.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

“Capital Expenditures” means, with respect to any Person, expenditures of such Person that would be reflected as additions to equipment, fixed assets, real property or improvements or other capital assets on a balance sheet and/or statement of cash flows of such Person prepared in accordance with GAAP.

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“Centene Indebtedness” means any and all Indebtedness of any kind owed by NCMS, Borrower and/or any of their respective Affiliates to Lender and/or any of its Affiliates, whether pursuant to the provisions of this Agreement or otherwise.

“Centene Sub” means Centene Health Plan Holdings, Inc., a Delaware corporation which is a wholly-owned subsidiary of Lender.

“Code” means the Missouri Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, priority, or remedies with respect to the Security Interest is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Missouri, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all of Borrower’s now owned or hereafter acquired Network Sub Services Agreement Receivables, the Equity Collateral and all of the Proceeds and products, whether tangible or intangible, of such Network Sub Services Agreement Receivables and the Equity Collateral (including, without limitation, all distributions or redemption payments payable on the Equity Collateral).

“Default Rate” means ten and three-quarters percent (10.75%) per annum.

“Drag-Along Closing” has the meaning set forth in the Partnership Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Collateral” means the Partnership Interest owned or hereafter acquired by Borrower.

“Excess Cash Flow” means with respect to Borrower, for any applicable period of determination, an amount equal to (i) the aggregate revenues and receipts of any kind whatsoever received during such period by Borrower (including, without limitation, (a) the service fee revenue received from PlanCo during such period pursuant to the Network Sub Services Agreement, and (b) any and all distributions and redemption, repurchase or liquidation proceeds received by Borrower from HoldCo, but excluding the subscription proceeds received by Borrower from any Person acquiring Stock in Borrower and excluding the amount of any Advance received by Borrower under this Agreement for the repayment of the Initial Loan and Security Agreement Advance or under the Loan and Security Agreement), less (ii) the aggregate amount of Operating Expenses (other than interest) and Qualified Capital Expenditures paid by Borrower during such period (excluding the aggregate amount of depreciation, amortization and all other non-cash charges incurred by Borrower during such period), less (iii) taxes paid by Borrower during such period (to the extent not already counted as Operating Expenses), less (iv) all interest paid by Borrower during such period with respect to any Centene Indebtedness. For the avoidance of doubt, the Repayment Amount shall not reduce the amount of Excess Cash Flow, and the proceeds of an Advance under the Secondary Loan to fund the Repayment Amount shall not increase the amount of Excess Cash Flow.

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“Failed Transaction Termination Event” means the termination of the Initial Loan Commitment Period for any reason other than as set forth in clause (i) of the definition of “Initial Loan Commitment Termination Date” as provided in this Section 1.1.

“Formation Legal Expenses” means the legal expenses of Borrower and NCMS in negotiating the Term Sheet and/or the definitive documentation constituting agreements by and among Lender, NCMS and Borrower contemplated under the JV Agreement.

“FQHC Offering” has the meaning set forth in the JV Agreement.

“Governmental Authority” means any domestic or foreign federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“HoldCo” means the Delaware general partnership to be known as “Carolina Complete Health Holding Company Partnership” (or a substantially similar or other agreed name) to be established by the JV Parties in accordance with the JV Agreement and identified as “HoldCo” therein.

“Indebtedness” as to any Person means, all obligations of such Person (i) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) evidenced by notes, bonds, debentures or other similar instruments; (iii) for the deferred purchase price of property or services; (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (v) to reimburse any obligor on any letter of credit or similar credit transaction securing obligations of any Person; (vi) constituting a guarantee of any liabilities or obligations of any other Persons; (vii) secured by an Encumbrance on any of such Person’s assets; or (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Stock in such Person or any other Person or any warrants, rights or options to acquire such Stock; provided that the following shall be excluded from the definition of “Indebtedness”: (1) obligations to banks incurred in the ordinary course of business in the nature of overdraft protection for commercial operating accounts; (2) credit card accounts issued in the name of Borrower in the ordinary course of business used to pay Operating Expenses; and (3) equipment leases entered into in the ordinary course of business.

“Initial Loan and Security Agreement Advance” means the initial borrowing by Borrower under the Loan and Security Agreement in an amount equal to the Retained Net Offering Proceeds, provided that such borrowed funds are used to fund a portion of the Network Sub Monetary Contribution by Borrower to HoldCo.

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“Initial Loan Commitment Termination Date” means the earlier of (i) the date upon which PlanCo formally accepts the award of an NCDHB Contract; (ii) the date thirty (30) days after the date on which the NCDHHS and/or NCDHB formally rejects the proposal of PlanCo to provide a Medicaid managed care product in the State of North Carolina; (iii) the date thirty (30) days after the Submission Deadline in the event that PlanCo does not, on or prior to the Submission Deadline, submit a proposal in response to the NC RFP; (iv) the termination of the JV Agreement for any reason; and (v) the date on which Lender’s obligation to make Advances under this Agreement is terminated in accordance with Section 5.2(b).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Investor” has the meaning set forth in the JV Agreement.

“IT Assets” means telephones, routers, desktop computers, laptops, fixed and mobile computer storage devices, servers, network equipment, hardware, software, mobile and hand-held computing devices and other electronic and information technology assets.

“JV Agreement” means that certain Amended and Restated Joint Venture Agreement, dated as of even date herewith, by and among the JV Parties.

“JV Parties” means Borrower, Lender, Centene Sub and NCMS.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” means any charge, dispute, action, claim (including any cross-claim or counter-claim), complaint, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate or other legal proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Loan and Security Agreement” means the Loan and Security Agreement between Borrower and Lender dated the date of the closing under the JV Agreement.

“NC Health Plan” means the North Carolina licensed insurance company to be established and owned by PlanCo that will offer the Medicaid managed care product as contemplated by the JV Agreement.

“NC RFP” has the meaning set forth in the JV Agreement.

“NCDHB” means the North Carolina Division of Health Benefits.

“NCDHB Contract” has the meaning set forth in the JV Agreement.

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“NCDHHS” means the North Carolina Department of Health and Human Services.

“NCMS” means the North Carolina Medical Society, a North Carolina non-profit corporation.

“Net Offering Proceeds” has the meaning set forth in the JV Agreement.

“Network Sub Monetary Contribution” has the meaning set forth in the JV Agreement.

“Network Sub Services Agreement” has the meaning set forth in the JV Agreement.

“Network Sub Services Agreement Receivables” means the accounts receivables payable to Borrower pursuant to the Network Sub Services Agreement.

“Obligations” means all present and future Indebtedness, duties, obligations, and liabilities of Borrower to Lender existing on the date of this Agreement or arising thereafter with respect to the Start-Up Loans, whether arising or incurred under this Agreement, the January Loan Agreement or any other instruments at any time evidencing any of the foregoing.

“Operating Expenses” means the expenses properly and reasonably incurred by Borrower on a regular monthly or other periodic basis in connection with the operation and management of Borrower’s business creating, recruiting, building, developing, managing, operating and maintaining the Plan Network and otherwise performing its obligations under the Network Sub Services Agreement.

“Order” means any injunction, order, writ, stipulation, award, decision, ruling, subpoena, verdict or decree entered, issued or made by or with any Governmental Authority having competent jurisdiction.

“Partnership Agreement” has the meaning set forth in the JV Agreement.

“Partnership Interest” means the general partnership interest of Borrower in HoldCo including rights to receive distributions and voting rights.

“Person” means any natural individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution, bank, trust company or other entity, whether or not legal entities, or any Governmental Authority, agency or political subdivision.

“Plan Network” has the meaning set forth in the JV Agreement.

“PlanCo” means the North Carolina corporation to be established by the JV Parties in accordance with the JV Agreement and identified as “PlanCo” therein.

“Proceeds” shall have the meaning set forth in Article 9 of the Code.

“Provider Shares” has the meaning set forth in the JV Agreement.

“Put Closing” has the meaning set forth in the Partnership Agreement.

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“Qualified Capital Expenditures” means, to the extent reasonable and necessary for the maintenance and operation of Borrower’s business, Capital Expenditures by Borrower for (i) IT Assets; (ii) furniture, fixtures and office equipment; and (iii) alterations, replacements, modifications or additions to office space leased by Borrower.

“Qualifying Expenses” means (i) personnel, consultant, third party service provider and other out-of-pocket operational, pre-operational and business development expenses of Borrower related to (A) conducting and administering the stock offering by Borrower, (B) developing and retaining necessary operational capabilities, (C) ensuring regulatory compliance, (D) recruiting providers for the NC Health Plan network and (E) compensating independent accountants, and (ii) legal expenses related to the stock offering by Borrower and the development and review of provider agreements for the NC Health Plan. For the avoidance of doubt, Qualifying Expenses shall not include any Formation Legal Expenses.

“Reserve Contribution” has the meaning set forth in the Partnership Agreement.

“Retained Net Offering Proceeds” means the amount equal to fifty-five percent (55%) of the Net Offering Proceeds.

“Scheduled Maturity Date” means the date on which the principal amount of all Advances made under the Start-Up Loans, all accrued interest thereon and all other amounts payable under this Agreement shall be due and payable and shall be the date that is the tenth (10th) anniversary of the First Interest Payment Date.

“Secondary Loan Commitment Termination Date” means the earlier of (i) the date thirty (30) days after the termination of the JV Agreement; (ii) the date of the termination of the Partnership Agreement; (iii) the termination of the NCDHB Contract; (iv) the date ninety (90) days after the date on which Borrower receives its first payment of service fees from NC Health Plan under the provisions of the Network Sub Services Agreement; and (v) the date on which Lender’s obligation to make Advances under this Agreement is terminated in accordance with Section 5.2(b).

“Secondary Loan Effective Date” means the first Business Day following the date upon which PlanCo is awarded an acceptable NCDHB Contract.

“Start-Up Loans” means the Initial Loan and the Secondary Loan.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, partnership interests, limited liability company interests, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as in effect from time to time).

“Submission Deadline” has the meaning set forth in the JV Agreement.

“Subscribing FQHC” has the meaning set forth in the JV Agreement.

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“Term Sheet” means that certain “Summary of Proposal” dated April 11, 2016, as amended by that certain First Amendment to Proposal dated as of the date hereof, negotiated by and between NCMS and Lender for purposes of setting forth the intent of NCMS and Lender with respect to the establishment of HoldCo and the NC Health Plan.

Section 1.2 Additional Defined Terms. The following terms shall have the meanings provided for such terms in the Sections set forth below:

Term	Location

Agreement	Introduction
Annual Cash Flow Certificate	§6.1(a)
Annual Financial Statements	§6.1(a)
Borrower	Introduction
Borrowing Notice	§2.4(a)
Dollars	§1.3(c)
Effective Date	Introduction
Estimated Cash Flow Certificate	§6.1(a)
Event of Default	§5.1
Excess Cash Flow Payment	§2.6(c)
First Excess Cash Payment Date	§2.6(c)
First Interest Payment Date	§2.6(b)
GAAP	§1.3(c)
Increased Commitment Event	§2.2
Increased Commitment Notice	§2.2
Initial Loan	Recitals
Initial Loan Commitment Amount	§2.1(a)
Initial Loan Commitment Period	§2.1(b)
Interest Rate	§2.5(a)
January Loan Agreement	Recitals
Lender	Introduction
Parties	Introduction
Party	Introduction
Repayment Amount	§2.3(b)
Requested Disbursement Date	§2.4(a)
Secondary Loan	Recitals
Secondary Loan Commitment Amount	§2.3(a)
Secondary Loan Commitment Period	§2.3(b)
Security Interest	§3.1

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Section 1.3 Certain References and Construction.

(a)  All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(c)  Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Both the word “Dollars” and the symbol “$” mean United States Dollars. Unless expressly otherwise defined, as used in this Agreement and in any financial statement, certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles, as consistently applied to the applicable Person (“GAAP”).

(d)  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.4 Ratification of January Loan Agreement. This Agreement amends and restates the terms and conditions of the January Loan Agreement, and is not a novation of the Obligations incurred by Borrower pursuant to the provisions of the January Loan Agreement. Accordingly, all of the Obligations of Borrower incurred and the Security Interest previously created pursuant to the provisions of the January Loan Agreement are hereby ratified and affirmed by Borrower and remain in full force and effect, shall continue to be outstanding under this Agreement and, from and after the date hereof, the provisions of this Agreement will govern the rights and obligations of the Parties with respect thereto. In no event shall the provisions of this Agreement or its execution by the Parties be construed to discharge or release Borrower from any of the Obligations incurred by Borrower and owed to Lender under the January Loan Agreement.

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ARTICLE II
THE START-UP LOANS

Section 2.1 The Initial Loan.

(a)  Loan Amount. Upon fulfillment of all conditions precedent set forth in Section 2.8(a) of this Agreement and so long as no Event of Default exists which has not been waived or timely cured, Lender agrees to provide Borrower with the Initial Loan as an initial multiple advance term loan of an amount equal to the aggregate amount of Advances made to Borrower in accordance with Section 2.1(b) of this Agreement; provided, however, that such amount shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Initial Loan Commitment Amount”). Notwithstanding the foregoing, the Parties hereby acknowledge and agree that the Initial Loan Commitment Amount may be increased to an amount of up to Four Million Dollars ($4,000,000) in accordance with Section 2.2.

(b)  Multiple Advances. The Initial Loan provided by Lender under this Agreement shall be structured as a multiple advance term loan. Accordingly, subject to and upon the terms and conditions of this Agreement, during the period commencing as of the Effective Date and continuing until the Initial Loan Commitment Termination Date (such period, the “Initial Loan Commitment Period”), Lender agrees to make Advances to Borrower for purposes of funding Qualifying Expenses incurred by Borrower during the Initial Loan Commitment Period, either by Lender directly paying such Qualifying Expenses or reimbursing Borrower for such Qualifying Expenses; provided, however, that (i) the aggregate amount of all Advances made under this Section 2.1(b) shall not exceed the Initial Loan Commitment Amount (as such amount may be adjusted in accordance with Section 2.2); and (ii) all such Advances may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. If the entire Initial Loan Commitment Amount available to Borrower hereunder is not requested by Borrower prior to the Initial Loan Commitment Termination Date, then any principal amounts for which disbursement has not been requested by Borrower shall not be disbursed hereunder and Borrower shall not be liable for such non-disbursed amounts.

(c)  Promissory Note. For purposes of evidencing the Initial Loan and the terms and conditions of repayment with respect thereto, the Initial Loan may, in Lender’s reasonable discretion, be evidenced by a promissory note in form and substance reasonably satisfactory to Lender. However, if the Initial Loan is not so evidenced, the Initial Loan may be evidenced solely by entries upon the books and records maintained by Lender in accordance with Section 2.4(c).

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Section 2.2 Increased Commitment Amount. Lender hereby agrees that upon achieving each of the milestones set forth below (each such milestone, an “Increased Commitment Event”), the Initial Loan Commitment Amount shall be increased in the manner set forth below; provided, however, that in no event shall the Initial Loan Commitment Amount as increased in accordance with this Section 2.2 exceed Four Million Dollars ($4,000,000):

Increased Commitment Event	Commitment Amount Increase

Borrower has distributed offering materials and conducted a presentation meeting or series of meetings with twelve thousand (12,000) potential investors in Stock of Borrower	Initial Loan Commitment Amount increases by Five Hundred Thousand Dollars ($500,000)
Borrower has received signed subscription documents and payment of $750 subscription deposit from five thousand (5,000) potential investors in Stock of Borrower	Initial Loan Commitment Amount increases by Five Hundred Thousand Dollars ($500,000)
Borrower has received signed subscription documents and payment of $750 subscription deposit from seven thousand five hundred (7,500) potential investors in Stock of Borrower	Initial Loan Commitment Amount increases by Five Hundred Thousand Dollars ($500,000)

Notwithstanding the foregoing, in the event that Borrower demonstrates to Lender’s reasonable satisfaction that Borrower has been making efforts to close the offering of Stock of Borrower diligently and in good faith and in consultation with Lender, Lender in its sole discretion may waive the requirements of any of the foregoing Increased Commitment Events.

Upon the achievement and satisfaction of an Increased Commitment Event, Borrower shall provide written notice to Lender (the “Increased Commitment Notice”), which notice shall clearly identify the applicable Increased Commitment Event which has been achieved and shall provide Lender with reasonable evidence and documentation thereof. Upon receipt of the Increased Commitment Notice, Lender shall provide written notice thereof to Borrower and the Initial Loan Commitment Amount shall be increased in the manner set forth above as of the date of such notice.

Section 2.3 The Secondary Loan.

(a)  Loan Amount. Upon the expiration of the Initial Loan Commitment Period, the fulfillment of all conditions precedent set forth in Section 2.8(b) of this Agreement, and so long as no Event of Default exists which has not been waived or timely cured, Lender agrees to provide Borrower with the Secondary Loan as a second multiple advance term loan of an amount equal to the aggregate amount of Advances made to Borrower in accordance with Section 2.3(b) of this Agreement; provided, however, that such amount shall not exceed Three Million Dollars ($3,000,000) (the “Secondary Loan Commitment Amount”). Upon the written request of the Borrower and the Borrower having demonstrated good progress toward the establishment of the Plan Network for the NC Health Plan and Borrower’s need for additional funds, Lender may, in its sole discretion, determine to increase the Secondary Loan Commitment Amount to Four Million Dollars ($4,000,000). For the avoidance of doubt, in no event shall the Secondary Loan be made available to Borrower (i) unless and until PlanCo shall have, prior to the Submission Deadline, submitted a formal response to the NC RFP and, in response thereto, been awarded an acceptable NCDHB Contract; or (ii) following the occurrence of a Failed Transaction Termination Event.

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(b)  Multiple Advances. The Secondary Loan provided by Lender under this Agreement shall be structured as a multiple advance term loan. Accordingly, subject to and upon the terms and conditions of this Agreement, during the period commencing as of the Secondary Loan Effective Date and continuing until the Secondary Loan Commitment Termination Date (the “Secondary Loan Commitment Period”), Lender agrees to make Advances to Borrower for purposes of funding (x) Qualifying Expenses incurred by Borrower during the Secondary Loan Commitment Period, either by Lender directly paying such Qualifying Expenses or reimbursing Borrower for such Qualifying Expenses, or (y) repayment of all or any portion of the Initial Loan and Security Agreement Advance (a “Repayment Amount”); provided, however, that (i) the aggregate amount of all Advances made under this Section 2.3(b) for the purpose of funding Qualifying Expenses shall not exceed the Secondary Loan Commitment Amount minus the amount of the Adjusted Retained Net Offering Proceeds from time to time; (ii) the aggregate amount of the Advances to pay Qualifying Expenses under clause (i) plus the aggregate amount of the Advances to pay all Repayment Amounts shall not exceed the Secondary Loan Commitment Amount; and (iii) all such Advances may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. If the entire Secondary Loan Commitment Amount available to Borrower hereunder is not requested by Borrower prior to the Secondary Loan Commitment Termination Date, then any principal amounts for which disbursement has not been requested by Borrower shall not be disbursed hereunder and Borrower shall not be liable for such non-disbursed amounts.

(c)  Promissory Note. For purposes of evidencing the Secondary Loan and the terms and conditions of repayment with respect thereto, the Secondary Loan may, in Lender’s reasonable discretion, be evidenced by a promissory note in form and substance reasonably satisfactory to Lender. However, if the Secondary Loan is not so evidenced, the Secondary Loan may be evidenced solely by entries upon the books and records maintained by Lender in accordance with Section 2.4(c).

Section 2.4 Borrowing Procedures.

(a)  As a condition precedent to the disbursement of any Advances under the Start-Up Loans, Borrower shall, at least five (5) Business Days prior to the requested disbursement date, deliver to Lender a written notice (the “Borrowing Notice”) setting forth and certifying (i) that no Event of Default has occurred and is, as of the date of such Borrowing Notice, continuing; (ii) the amount of the requested Advance and the Qualifying Expense or Repayment Amount (as applicable) that such Advance will be used to fund (and, except to the extent waived in writing by Lender, together with copies of invoices and other reasonable evidence and supporting documentation thereof); (iii) the date on which Borrower requests the Advance to be disbursed (the “Requested Disbursement Date”); (iv) the deposit account information (and related wiring instruction) for Borrower; and (v) such additional information as Lender may reasonably request. Each such Borrowing Notice shall be deemed to repeat Borrower’s representations and warranties set forth in Article IV of this Agreement as of the date of such Borrowing Notice.

(b)  Provided that each of the applicable conditions set forth in Section 2.8 of this Agreement are met, Lender will make the requested Advance available to Borrower on or prior to 3:00 p.m. (Eastern Time) on the Requested Disbursement Date; provided that if the Advance is for the purpose of Borrower repaying the Initial Loan and Security Agreement Advance, in that case the disbursement will be retained by Lender and netted against the Reserve Funding Loan balance as defined in and provided under the Loan and Security Agreement, rather than being paid to HoldCo. Any such Advance shall be disbursed to Borrower by wire transfer of immediately available funds to the deposit account of Borrower identified in the applicable Borrowing Notice.

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(c)  Lender shall maintain one or more accounts or other records evidencing the Obligations of Borrower to Lender resulting from each Advance made by Lender from time to time under the Start-Up Loans, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement. The entries made in such accounts or records of Lender shall be prima facie evidence of the existence and amounts of the Obligations of Borrower therein recorded; provided, however, that the failure of Lender to maintain any such accounts or records, or any error therein, shall not in any manner affect the absolute and unconditional obligation of Borrower to repay (with applicable interest) the Start-Up Loans made to Borrower in accordance with the provisions of this Agreement.

Section 2.5 Interest.

(a)  Commencing as of the date on which the first Advance is made hereunder and continuing until the Start-Up Loans have been repaid in full, whether at maturity, upon acceleration, by prepayment or otherwise, the aggregate unpaid principal amount of all Advances outstanding from time to time under the Start-Up Loans shall bear interest at the rate of six and three quarters percent (6.75%) per annum (the “Interest Rate”). Interest shall be computed on the basis of a year of three hundred sixty-five (365) days and actual days elapsed, and shall be payable as provided in Section 2.6 of this Agreement. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

(b)  In no event whatsoever shall the rate of interest paid by Borrower under this Agreement exceed the maximum amount permissible under any Law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder in excess of the maximum rate permitted by any such Law, (i) Lender shall apply the excess amount of interest paid by Borrower to any unpaid principal owed by Borrower to Lender, or, if the amount of such excess exceeds the unpaid balance of such principal, Lender shall promptly refund such excess interest to Borrower; and (ii) the provisions hereof shall be deemed amended to provide for such permissible rate.

Section 2.6 Repayment; Prepayment.

(a)  Terms of Repayment.

(i)  Subject to the additional terms of repayment set forth in this Section 2.6, the outstanding principal amount of all Advances made under the Start-Up Loans and all accrued but unpaid interest thereon shall be due and payable on the Scheduled Maturity Date.

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(ii)  Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day; provided, however, that such extension will not be taken into account in calculating the amount payable on such date.

(b)  Interest Payments. Interest shall be due and payable quarterly in arrears, commencing on the first day of the fiscal quarter immediately following the Applicable Loan Commitment Termination Date (the “First Interest Payment Date”) and then on the first day of each succeeding fiscal quarter thereafter until the Scheduled Maturity Date.

(c)  Excess Cash Flow Payments.

(i)  In addition to the interest payments, no later than forty-five days (45) after the end of the first full fiscal quarter following the Applicable Loan Commitment Termination Date (the “First Excess Cash Payment Date”), and no later than forty-five days (45) after the end of each fiscal quarter thereafter until the Scheduled Maturity Date, Borrower shall remit to Lender with respect to each fiscal quarter of each fiscal year, a payment equal to sixty percent (60%) of the estimated Excess Cash Flow for such quarter, as set forth on the Estimated Cash Flow Certificate for such quarter delivered to Lender in accordance with Section 6.1(a)(ii), less any voluntary principal prepayment of Centene Indebtedness made during such fiscal quarter.

(ii)  Borrower’s total Excess Cash Flow for each fiscal year shall be recalculated based upon the Annual Financial Statements delivered to Lender pursuant to the provisions of this Agreement. If, following the delivery of the Annual Financial Statements and the Annual Cash Flow Certificate, any such recalculation evidences an underpayment with respect to the aggregate amount of payments made by Borrower in accordance with Section 2.6(c)(i) (each such payment, an “Excess Cash Flow Payment”) for such fiscal year as compared to sixty percent (60%) of Borrower’s actual total Excess Cash Flow for such fiscal year (less any voluntary principal prepayment of Centene Indebtedness made from Borrower cash and not from the proceeds of an Advance during such fiscal year), Borrower shall, within thirty (30) days of Lender’s request, remit to Lender an amount equal to such underpayment. However, if any such recalculation evidences an overpayment with respect to the aggregate Excess Cash Flow Payments made by Borrower during such fiscal year as compared to sixty percent (60%) of Borrower’s actual total Excess Cash Flow for such fiscal year (less any voluntary principal prepayment of Centene Indebtedness made from Borrower cash and not from the proceeds of an Advance during such fiscal year), Borrower may, upon notice to Lender, elect to reduce its next Excess Cash Flow Payment due by the amount of such overpayment until the entire overpayment has been applied in full.

(iii)  One hundred percent (100%) of payments received by Lender pursuant to this Section 2.6(c) shall be applied to the reduction of the outstanding principal balance of the Centene Indebtedness. The computations made and amounts payable under this Section 2.6(c) shall be adjusted to account for any partial fiscal year in which the First Excess Cash Payment Date or the Scheduled Maturity Date occurs.

(iv)  In addition to the quarterly estimated Excess Cash Flow Payments under Section 2.6(c)(i), in the event of the occurrence of a Drag-Along Closing under Section 5.4 of the Partnership Agreement or the occurrence of a Put Closing under Section 5.5 of the Partnership Agreement, Borrower shall calculate and remit to Lender an additional Excess Cash Flow Payment (to the extent that all amounts of principal and interest otherwise due and payable to Lender hereunder have not otherwise been paid in full) in respect of Borrower’s Excess Cash Flow for the period between the date immediately following the last day of the fiscal quarter with respect to which the most recent Excess Cash Flow Payment was made and the date of the Drag-Along Closing or the Put Closing, as applicable.

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(d)  Prepayments. Upon written notice to Lender, Borrower may prepay the Start-Up Loans in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid.

(e)  Mandatory Payments. Borrower shall be required to make such payments to Lender as shall be required in accordance with Section 5.2(b), Section 5.3(f), Section 5.4(f) and Section 5.5(d) of the Partnership Agreement (as applicable).

(f)  Application and Manner of Payment. Except as otherwise expressly provided herein, all payments by Borrower to Lender hereunder shall be made as directed by Lender and shall be applied (i) first, to reimbursable fees, late charges, costs and expenses payable by Borrower under this Agreement, (ii) second, to accrued interest and (iii) the remainder, if any, to principal, being applied first to the Secondary Loan and then to the Initial Loan.

(g)  Rescission of Payments. If at any time any payment made by Borrower under this Agreement shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, Borrower's obligation to make such payment shall be reinstated as though such payment had not been made.

Section 2.7 NCMS Not A Guarantor. Lender acknowledges and agrees that Borrower is solely responsible for the repayment of the Obligations, and NCMS is not a guarantor of the payment of the Obligations by Lender under this Agreement.

Section 2.8 Conditions Precedent.

(a)  The obligation of Lender to make any Advance to Borrower under the Initial Loan in accordance with Section 2.1 is subject to the fulfillment and/or waiver by Lender of each of the following conditions precedent: (i) the representations and warranties of Borrower set forth in Article IV of this Agreement shall be true and correct in all material respects; (ii) no Event of Default shall have occurred and be continuing; and (iii) Lender shall have received a complete and fully executed Borrowing Notice and confirmed that the Qualifying Expense for which such Advance is being requested complies with the provisions of this Agreement.

(b)  The obligation of Lender to make any Advance to Borrower under the Secondary Loan in accordance with Section 2.3 is subject to the fulfillment and/or waiver by Lender of each of the following conditions precedent: (i) as of the date on which a Borrowing Notice has been submitted by Borrower with respect any requested Advance under the Secondary Loan, the Initial Loan Commitment Period shall have expired; (ii) PlanCo shall have, prior to the Submission Deadline, submitted a formal response to the NC RFP and, in response thereto, been awarded an acceptable NCDHB Contract; (iii) the representations and warranties of Borrower set forth in Article IV of this Agreement shall be true and correct in all material respects; (iv) no Event of Default shall have occurred and be continuing; (v) the Initial Loan Commitment Period shall have not been terminated pursuant to a Failed Transaction Termination Event; and (vi) Lender shall have received a complete and fully executed Borrowing Notice and confirmed that the Qualifying Expense or Repayment Amount (as applicable) for which such Advance is being requested complies with the provisions of this Agreement.

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ARTICLE III
SECURITY INTEREST

Section 3.1 Grant of Security Interest. Borrower hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender, as security for the payment and performance of the Obligations (whether now existing or hereafter arising), a continuing first priority lien and security interest in all of Borrower’s right, title and interest in and to the Collateral (hereinafter referred to as the “Security Interest”). Without limiting the generality of the foregoing, the Security Interest granted to Lender hereunder secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrower to Lender, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving Borrower.

Section 3.2 Perfection of Security Interest and Further Assurances.

(a)  Further Assurances. Borrower shall, upon Lender’s reasonable request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its reasonable discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Accordingly, during the existence of an Event of Default, Borrower irrevocably hereby makes, constitutes and appoints Lender as Borrower's true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s Security Interest.

(b)  Financing Statements. Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the Code of each applicable jurisdiction for the filing of any financing statement relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest, without the signature of Borrower.

Section 3.3 Security Interest Absolute. Borrower hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. All rights of Lender, the Security Interest and all Obligations of Borrower hereunder, shall be absolute and unconditional irrespective of (a) any change in the time, place or manner of payment of, or in any other term of, the Obligations, or any rescission, waiver, amendment or other modification of this Agreement; (b) any manner of sale, disposition or application of proceeds of any Collateral to all or part of the Obligations; (c) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (d) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, Borrower against Lender.

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Section 3.4 Termination of Security Interest. On the date on which all Obligations have been paid and performed in full, Lender will, at the request and sole expense of Borrower, execute and deliver to Borrower a proper instrument or instruments acknowledging the satisfaction and termination of Lender’s Security Interest. Lender will, at the request and sole expense of Borrower, in connection with any permitted lease of assets or property by Borrower, execute and deliver to Borrower a proper instrument or instruments acknowledging the subordination or release of Lender’s Security Interest related thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender, as of the date of this Agreement and as of the date any Borrowing Notice shall be submitted to Lender in accordance with Section 2.4 of this Agreement, as follows:

Section 4.1 Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2 Power and Authority. Borrower has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Borrower of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of Borrower.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by Borrower and, assuming the due authorization, execution and delivery by Lender, this Agreement constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.4 Noncontravention. The execution, delivery and performance by Borrower of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Borrower or any provision of any Law or Order applicable to Borrower; (b) result in or require the creation or imposition of any Encumbrance upon any assets Borrower (excluding the Security Interest); or (c) require the consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person, other than consents or approvals that have been previously obtained and that are still in force and effect.

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Section 4.5 Litigation; Compliance with Laws. No Legal Proceeding is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its property or assets with respect to this Agreement or any of the transactions contemplated hereby. Borrower is in material compliance with all Laws and Orders applicable to it, the conduct of its business and the use and/or ownership of its assets.

ARTICLE V
DEFAULT

Section 5.1 Events of Default. Any one or more of the following events shall constitute an event of default (each an “Event of Default”) under this Agreement:

(a)  the failure of Borrower to pay when due and payable, or when declared due and payable in accordance with the provisions of this Agreement, all or any portion of the Obligations and such failure continues for ten (10) days after written notice thereof to Borrower;

(b)  the failure of Borrower to pay any principal or interest due in respect of any Centene Indebtedness (excluding the Obligations) when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Centene Indebtedness;

(c)  any representation, warranty, certification or other statement of fact made or deemed made by Borrower herein or in any certificate, document, report, financial statement or other document furnished by or on behalf of Borrower under or in connection with this Agreement, proves to have been false or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality) as of the date made or deemed made;

(d)  Borrower fails to perform or observe any covenant, term, condition or agreement contained in this Agreement (other than as provided in subsections (a) and (b) of this Section 5.1) and such failure continues unremedied for a period of thirty (30) days after written notice thereof to Borrower from Lender;

(e)  Borrower fails to perform or observe any other covenant, term, condition or agreement relating to any Centene Indebtedness (excluding the Obligations) or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or beneficiary of such Centene Indebtedness to cause, with the giving of notice, if required, such Centene Indebtedness to become due prior to its stated maturity;

(f)  an Insolvency Proceeding is commenced by Borrower; or

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(g)  an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (i) Borrower consents to the institution of such Insolvency Proceeding against it; (ii) the petition commencing the Insolvency Proceeding is not timely controverted; (iii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of Borrower; or (v) an order for relief shall have been issued or entered therein.

Section 5.2 Remedies of Lender. Upon the occurrence and during the continuation of an Event of Default, Lender may without notice (except as contemplated by clause (a) and (b) below, provided that no such notice shall be required with respect to Events of Default under Section 5.1(f) or Section 5.1(g)), in addition to any other rights or remedies provided for hereunder or by applicable Law, do any one or more of the following:

(a)  by written notice to Borrower, declare the Obligations immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)  by written notice to Borrower, declare the obligations of Lender to make Advances under this Agreement terminated, whereupon such obligations shall immediately be terminated; and

(c)  exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable Law, including, without limitation, any and all rights of Borrower to demand or otherwise require payment of any amount under the Network Sub Services Agreement Receivables provided, however, that in the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, Borrower remain liable for any such deficiency.

Section 5.3 Lender Appointed Attorney in Fact. Borrower hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral. To the extent permitted by Law, Borrower hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until all Obligations have been repaid in full.

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Section 5.4 Remedies are Cumulative. The rights and remedies of Lender under this Agreement shall be cumulative and concurrent and shall not be exclusive of any other rights, remedies, powers and privileges provided under the Code, at Law, or in equity. Such remedies may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. No exercise by Lender of any one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

Section 5.5 Enforcement Expenses. Borrower shall pay and/or reimburse Lender immediately upon demand for all reasonable out-of-pocket costs, expenses and fees (including reasonable attorney fees and expenses) incurred by Lender in connection with the enforcement of Lender’s rights under this Agreement.

Section 5.6 Crediting of Payment and Proceeds. In the event that the Obligations have been accelerated pursuant to this Article V or Lender has exercised any remedy set forth in this Agreement or in the event an Event of Default has occurred and is continuing, all payments received by Lender in respect of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied to the Obligations in such manner as Lender shall determine in its discretion and, thereafter, to Borrower or such other Person entitled thereto under applicable Law.

ARTICLE VI
COVENANTS

Section 6.1 Affirmative Covenants. Borrower covenants and agrees that, until payment in full of the Obligations, Borrower shall comply with each of the following:

(a)  Records; Inspections.

(i)   Keep records relating to the payment of all Qualifying Expenses for which an Advance has been made. Permit Lender to inspect and make abstracts from any of such records regarding Qualifying Expenses at any reasonable time and as often as it may reasonably be desired.

(ii)   No later than forty-five (45) days following the end of each fiscal quarter, provide Lender with a statement, certified by the chief financial officer of Borrower and setting forth Borrower’s good faith estimate of the Excess Cash Flow for such fiscal quarter (the “Estimated Cash Flow Certificate”).

(iii)   No later than one hundred twenty (120) days following the end of each fiscal year of Borrower, provide Lender with a copy of the annual audit report of Borrower for such year including a copy of the audited balance sheet of Borrower as of the end of such year and the related audited statements of income and cash flows for such year, as prepared by an independent certified public accounting firm (the “Annual Financial Statements”). Concurrently with the delivery of the Annual Financial Statements and based upon the information set forth therein, Borrower shall provide Lender with a statement, certified by the chief financial officer of Borrower and setting forth the Excess Cash Flow for the entire prior fiscal year as a whole (the “Annual Cash Flow Certificate”).

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(b)  Existence. Preserve, renew and maintain in full force and effect its corporate and/or organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(c)  Maintenance of Collateral. Borrower shall keep and maintain at its own cost and expense complete records of all Network Sub Services Agreement Receivables, including records of all payments received, all credits granted thereon and all other documentation relating thereto. Borrower shall, upon Lender’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver copies of all tangible evidence of Network Sub Services Agreement Receivables, including copies of all documents evidencing Network Sub Services Agreement Receivables and any books and records relating thereto to Lender.

(d)  Further Assurances. Promptly upon the request of Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement; (ii) perfect and maintain the validity, effectiveness and priority of the Security Interest created hereunder; and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender, the rights granted or now or hereafter intended to be granted to Lender under this Agreement or under any other instruments executed in connection herewith.

Section 6.2 Negative Covenants. Borrower covenants and agrees that, until payment in full of the Obligations, Borrower shall not do any of the following:

(a)  No Transfer; Liens. Sell, offer to sell, dispose of, convey, assign or otherwise transfer, or grant any option with respect to, restrict, or create, incur, assume, or suffer to exist, directly or indirectly, any Encumbrances on or with respect to, any of the Collateral or any interest therein.

(b)  Use of Proceeds. Use the proceeds of any Advance made under this Agreement for any purpose other than for Qualifying Expenses or Repayment Amount.

(c)  Limitation on Indebtedness. Create, incur, assume, permit to exist or otherwise become liable with respect to any Indebtedness, except any Centene Indebtedness. This provision does not prohibit a lien created in connection with an equipment lease entered into in the ordinary course of business.

(d)  Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, except pursuant to and in connection with the Approved Acquisition. This provision does not prohibit (i) the investment by Borrower of its surplus funds in publicly-traded equity securities representing less than one percent (1%) of the Stock of a Person, publicly-traded debt securities, publicly-traded mutual funds or other similar portfolio investments; or (ii) commercially reasonable relocation loans or similar assistance provided as part of an executive recruitment package.

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(e)  Fundamental Changes. Except for the Approved Acquisition:

(i) Enter into any merger, consolidation, reorganization, or recapitalization;

(ii) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution);

(iii) Form or acquire any direct or indirect subsidiary without the prior written consent of Lender which may be given or withheld in Lender’s sole discretion; or

(iv) Cause, permit, or suffer, directly or indirectly, any Borrower Change of Control.

(f)  Change Name. Change the name, organizational identification number, state of organization, organizational identity or “location” of Borrower for purposes of Section 9-307 of the Code.

(g)  Article 8 of the Code. Take any action to designate the Partnership Interest as a security for purposes of Section 8-103(c) of the Code.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Entire Agreement. This Agreement constitutes the final agreement between the Parties and the complete and exclusive expression of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations, agreements, understandings, representations and warranties, both written and oral, between the Parties on the matters contained herein are expressly merged into and superseded by this Agreement.

Section 7.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by telecopy, electronic transmission or other similar means (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.2):

If to Borrower:      Complete Carolina Health Network, Inc.

c/o North Carolina Medical Society

P.O. Box 27167

Raleigh, NC 27611

Attention:   Jeffrey W. Runge, M.D.

Chief Executive Officer and President

jrunge@cch-network.com

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with a copy to:      Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Attention:   Margaret N. Rosenfeld

mrosenfeld@smithlaw.com

If to Lender: Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, MO 63105

Attention:   Brent D. Layton

Executive Vice President, Chief Business Development Officer

blayton@centene.com

with a copy to: Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, MO 63102

Attention:   David M. Harris, Esq.

dmh@greensfelder.com

Section 7.3 Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.4 Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lender shall be permitted to assign any of its rights and obligations hereunder to any of its Affiliates; provided, however, that prior to the Applicable Loan Commitment Termination Date, any such Affiliate of Lender shall be required to produce evidence reasonably satisfactory to Borrower of such Affiliate’s financial capacity to perform the obligations of Lender under this Agreement. Any purported assignment or delegation in violation of this Section 7.4 shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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Section 7.5 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.6 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each Party. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 7.7 Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the Laws of the State of Missouri, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Missouri.

Section 7.8 Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any state or federal court located the City of St. Louis, Missouri or St. Louis County, Missouri in any Legal Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of any such Legal Proceeding may be heard and determined in such courts; (ii) consents that any such Legal Proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Legal Proceeding in such court or that such court is an inconvenient forum for the Legal Proceeding and agrees not to assert, plead or claim the same; (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; and (iv) agrees that service of process in any such Legal Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 7.2.

Section 7.9 Waiver of Jury Trial. To the extent not prohibited by Law which cannot be waived, each of the Parties hereto hereby waives and covenants that it shall not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any Legal Proceeding arising out of or based upon this Agreement or in any way connected with or related or incidental to the transactions contemplated hereby. Any Party hereto may file an original counterpart or a copy of this Section 7.9 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.9.

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Section 7.10 No Waiver of Attorney-Client Privilege. Lender hereby acknowledges and agrees that in no event shall any payment of any amount of any Advance directly to legal counsel to Borrower or NCMS pursuant to this Agreement waive or otherwise limit the attorney-client privilege between Borrower and/or NCMS and such legal counsel, as applicable.

Section 7.11 Joint Participation. The Parties hereto have participated jointly in drafting and negotiating this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provision hereof.

Section 7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

BORROWER:

CAROLINA COMPLETE HEALTH NETWORK, INC.

By:	/s/ Jeffrey W. Runge
Name:	Jeffrey W. Runge, M.D.
Title:	Chief Executive Officer and President

LENDER:

CENTENE CORPORATION

By:	/s/ Jeffrey A. Schwaneke
Name:	Jeffrey A. Schwaneke
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Second Amended and Restated Start-Up Loan and Security Agreement

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